EXHIBIT 23.2

CONSENT OF ERNST & YOUNG, LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Portal Software, Inc. 1999 Stock Incentive Plan, Portal Software, Inc. 2000 Supplemental Stock Option Plan and Portal Software, Inc. 1995 Stock Option/Stock Issuance Plan (as amended and succeeded by the 1999 Stock Incentive Plan) of our reports dated July 20, 2006, with respect to the consolidated financial statements and schedule of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2006, Oracle Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oracle Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California,

July 31, 2006